Exhibit 10.25

STRATEGIC MASTER SERVICES AGREEMENT

This Strategic Master Services Agreement (this “Agreement”) is made as of January 22, 2009 (the “Effective Date”) by and between Cato Holding Company d/b/a Cato BioVentures, a North Carolina corporation (“CBV”), and Cordex Pharma, Inc., a Nevada corporation (“Cordex”).   Each of CBV and Cordex may be referred to herein separately as a “Party” and collectively as the “Parties.”  As used in this Agreement, “Affiliates” means any corporation, firm, partnership, or other entity which is controlled by or is under common control with a Party.  For the purpose of this definition, “control” shall mean the power to direct, or cause the direction of, the management and policies of an entity through the ownership of at least fifty percent (50%) of the voting share capital of such entity or any other comparable equity, by contract, or by ownership interest.

WHEREAS, Cordex is engaged in the evaluation and development of new biologics, pharmaceutical agents, medical devices and/or other life sciences technologies (collectively, “Products”); and

WHEREAS, Cato Research Ltd., a North Carolina corporation (“CRL”), an Affiliate of CBV, is a contract research and development organization providing a broad range of services for the evaluation, development and commercialization of Products (“CRO Services”); and

WHEREAS, Cordex wishes to hire CBV, and CBV wishes to be hired by Cordex, to assist Cordex with certain aspects of the evaluation and development of Cordex’s Products as specified by Cordex from time to time, and which assistance it is understood will be undertaken by CRL; and

WHEREAS, Cordex and CBV desire to enter into a long-term strategic development relationship with respect to specific tasks for the development of Cordex's Products; and

WHEREAS, for strategic business development purposes, CBV has agreed to receive a portion of its compensation under this Agreement in the form of Cordex’s equity securities as set forth in Exhibit B hereto.

NOW, THEREFORE, in consideration of the foregoing premises and the promises, benefits, rights, and obligations set forth below, the Parties agree as follows:

1.

CRO Services.  CBV shall arrange for the provision of CRO Services to Cordex by CRL, as reasonably requested by Cordex from time to time, in accordance with this Agreement.

2.

Request for CRO Services.

2.1

If Cordex wants CRL to perform CRO Services, Cordex shall provide CBV with sufficient information to enable CBV to understand the CRO Services being requested and time limitations or other constraints on the project.  Within ten (10) business days of its receipt of this information, CBV shall determine in its sole discretion whether it wishes to arrange for performance of the CRO Services requested by Cordex and, if it wishes to undertake such CRO Services, then CBV shall submit to Cordex a written “Work Order Request” setting forth the CRO Service specifications, the estimated fees and expenses and the milestone upon which the Bonus Payment set forth in Section 4.3 will be paid.  Cordex shall have ten (10) business days from its receipt of the Work Order Request to review, approve, and return it to CBV.  If Cordex does not sign and return the Work Order Request to CBV within ten (10) business days, CBV shall not be obligated to perform the CRO Services described in the Work Order Request.

2.2

If, from time to time, CBV considers information from Cordex concerning requested CRO Services to be inadequate, or if Cordex considers the CRO Service specifications, fees, expenses or other terms presented by CBV in a proposed Work Order Request to be unacceptable, then Cordex and CBV shall use reasonable efforts to negotiate in good faith and in a timely manner to reach a mutually acceptable exchange of information and terms of the Work Order Request.

2.3

Upon execution and delivery of a Work Order Request by authorized representatives of each of CBV and Cordex, the Work Order Request shall become part of this Agreement and shall be known as a “Work Order.”  In the event of a conflict between a Work Order and this Agreement, the terms of this Agreement shall control unless otherwise specifically stated in the Work Order.

2.4

The Parties agree that only Amir Pelleg or James Kuo are authorized to sign a Work Order Request on behalf of Cordex, unless CBV is notified in writing otherwise by Cordex.

3.

Specification and Amendment of CRO Services.

3.1

CBV shall arrange for performance by CRL of the CRO Services in accordance with the specifications, instructions, and guidelines in each Work Order and this Agreement in all respects.  The Parties shall work together in good faith to ensure that each Work Order clearly describes all methods, requirements, and obligations (other than those set forth in this Agreement) related to the CRO Services to be performed.  In the event a Work Order is unclear, ambiguous, or permits different understandings of the CRO Services to be performed, the Parties shall use good faith efforts to resolve such ambiguity, it being understood that such resolution may result in increased costs.

3.2

A Work Order may only be amended in writing with the signature of both Parties.

4.

Compensation.

4.1

Simultaneously with the parties’ execution of this Agreement, Cordex shall pay, in cash, all outstanding invoices for work performed by Cato Research

4.2

Cordex shall pay CBV for the CRO Services and expenses in accordance with CRL’s current rates or in accordance with a fixed fee, as specified in the Work Order governing such CRO Services.  Cordex shall reimburse CBV for out-of-pocket expenses reasonably incurred and documented in performance of the CRO Services under this Agreement including, but not limited to, telephone, facsimile, messenger, postage and other communication costs, document copying and retrieval, on-site and off-site storage fees, computer research fees and filing fees, reasonable transportation, lodging, and meal expenses for travel to sites away from CBV’s office  (collectively, “Expenses”) provided however that advanced written approval is required from Cordex for any expense which exceeds five hundred dollars ($500).  Travel time shall be billed as work time, with the understanding that, to the extent practical, travel time shall be used to perform CRO Services for Cordex.

4.3

In addition to the amount due pursuant to Section 4.2, within thirty (30) days of the completion of the Bonus Payment milestone set forth in each Work Order, CBV shall be paid a bonus in the amount set forth on Exhibit B.

4.4

All payments other than those in the form of stock certificates shall be sent to CBV via wire transfer per wire instructions which shall be provided by CBV to arrive by the due date, as specified below.  Except as otherwise set forth on Exhibit B, Cordex shall pay CBV for all CRO Service fees and Expenses within forty-five (45) days of the date of the invoice for such fees and Expenses is received.  If Cordex disputes the amount due, then Cordex must notify CBV of such dispute on or before the payment due date.  Both parties shall act in good faith to promptly resolve such dispute.  If all or any portion of an invoice remains unpaid forty-five (45) days after the date of the invoice is received by Cordex, then the unpaid and undisputed amount shall accrue an administration fee of 1.25% per month from the date of the invoice until paid.  Cordex shall reimburse CBV on demand for all reasonable out-of-pocket costs and expenses CBV incurs in enforcing payment of an overdue invoice, including, without limitation, attorneys’ fees and expenses other than those payments that are reasonably in dispute.  Payments received from Cordex by CBV on an overdue invoice shall be first applied to costs of collection, then to accrued interest, and then to the unpaid balance of the invoice.  If Cordex has more than one overdue invoice, CBV may, in its discretion, allocate collection costs among the invoices and apply payments against the invoices.

4.5

Notwithstanding any of the foregoing provisions of Sections 4.1 and 4.2 or of any Work Order to the contrary, the special compensation arrangement set forth in Exhibit B to this Agreement will apply to the first one million dollars ($1,000,000) of CRO Services provided by CBV under this Agreement.

4.6

CBV may in its sole discretion suspend its performance of CRO Services if an undisputed invoice is ninety (90) days or more overdue and CBV may refrain from resuming performance of CRO Services until all overdue undisputed invoices have been paid in full.

4.7

In the event Cordex perceives there is a problem with the performance of any CRO Services such that it believes the Services should be suspended until the issues are resolved,  Duska shall so notify CBV, and upon receipt of such notification CBV Cordexsuspsend  all CRO Services until the matter causing suspension of payments is resolved or the applicable Work Order(s) is terminated by either Party.  Cordex understands and agrees that such suspension of Services may result in any additional costs and any resolution of the suspension may require an amendment of the Work Order to deal with such costs.

4.8

 Any and all payments made hereunder are nonrefundable except that payments made by Cordex to CBV may be refunded if both parties agree such refund is necessary to correct an error, accounting or otherwise, made.

5.

Term and Termination.

5.1

The term of this Agreement shall be one (1) year from the Effective Date and it shall automatically renew for additional one (1) year terms unless, at least sixty (60) days before the expiration of any one (1) year term, a Party gives written notice to the other Party that it does not want to renew this Agreement; provided, however, that if the term of a Work Order extends beyond the term of this Agreement, then this Agreement will continue in effect as to that Work Order (only) until the completion or termination of such Work Order and all wind-down CRO Services related to such Work Order.

5.2

Either Party may terminate a Work Order upon the other Party’s material default under this Agreement with respect to such Work Order, provided that the terminating Party has given the defaulting Party no less than thirty (30) days’ prior written notice of such default and the defaulting Party has not cured such default by the end of the notice period.

5.3

Either Party may terminate a Work Order at any time upon no less than sixty (60) days’ prior written notice to the other Party.

5.4

 Upon early termination of a Work Order, Cordex shall pay CBV for all CRO Services rendered and Expenses incurred through the date of termination in the amounts and form specified in Section 4 above and, if applicable, Exhibit B; provided that in the event of early termination of any or all Work Orders, CBV’s compensation under fixed fee arrangements or for partially completed milestones shall be made on a time and materials basis in accordance with CRL’s current rates, and CBV shall be paid for all CRO Services performed and Expenses incurred through the date of termination.

5.5

Notwithstanding the terms of Section, 5.4, upon early termination of a Work Order by Cordex due to a material breach on the part of CRO, Cordex may withhold from the payments to be made under Section 5.4 such amounts as Cordex reasonably and in good faith believes would be the amount required to redo the work undertaken in a manner inconsistent with the terms of Section 3.1, provided that any such withholding:  (i) shall be estimated based on the balance remaining due under Work Order as agreed upon between the parties and not any material changes Cordex might make if executing a new agreement with a different vendor to undertake the work; and (ii) shall relate exclusively to the Work Order terminated for cause and not to any other Work Order under this Agreement.  It is understood and agreed that CRO may challenge the amount withheld via the Dispute Resolution terms of Section 24.

5.6

If a Work Order is terminated by CBV pursuant to Section 5.2 or if Cordex terminates a Work Order pursuant to Section 5.3, then, in addition to payments made under Section 5.4, Cordex shall (a) reimburse CBV for any and all non-cancelable obligations of CBV to third parties (other than CRL) related to the terminated Work Order, and (b) Cordex shall also pay CBV (i) fifteen (15%) of the estimated remaining unbilled amounts associated with the Work Order if the termination is due to discontinuance of the clinical trial being performed by CBV under the Work Order or (ii) twenty percent (20%) of the estimated remaining unbilled amounts associated with the Work Order in all other circumstances; in each of (i) and (ii) if the Work Order is based on a fixed fee then CBV shall be entitled to the applicable percentage of the remaining fixed fee after deduction of the payments already made for services CBV shall use its best efforts to mitigate any costs to Cordex and avoid incurring any non-cancelable obligations after its receipt of notice of termination.

5.7

If Cordex terminates a Work Order under Section 5.4 and concurrently requests that CBV provide CRO Services of equal or greater value than the amount of the terminated Work Order, then CBV and Cordex shall review such request and, attempt in good faith to negotiate a new Work Order in accordance with Section 2; provided however that CBV shall have no obligation to undertake a new Work Order if (a) CBV cannot provide the requested services under the specified time limitations; (b) CBV would not have accepted the work absent the termination of the prior Work Order;  or (c) CBV believes, in good faith, that the business relationship between the parties has deteriorated such that it should not continue to undertake new Work Orders for Cordex.  If a replacement Work Order is executed, then CBV shall waive its right to receive the payment under Section 5.6.  Notwithstanding the foregoing, if within ten (10) working days following submission of such request by Cordex, CBV notifies Cordex that CBV does not wish to perform such Work Order Request, or if Cordex does not, within ten (10) business days following receipt of the Work Order Request from CBV execute such Work Order Request, then Cordex shall be obligated to pay CBV the amount specified in Section 5.6.

5.8

Upon early termination of a Work Order, CBV shall inform Cordex of the extent to which it expects work in progress to be completed as of the termination date and CBV shall (unless otherwise instructed by Cordex) take steps to wind down work in progress in an orderly fashion.  In addition to all other amounts payable to CBV, Cordex shall pay CBV for such wind-down CRO Services on a time and materials basis at CBV’s current rates for all reasonable and customary wind-down CRO Services performed and Expenses incurred by CBV.  If Cordex instructs CBV not to complete such wind-down CRO Services, CBV shall, upon notification of the termination of the Work Order, promptly cease providing CRO Services and incurring costs to the extent practicable.  In any such event, Cordex shall be deemed to have released CBV from all legal liability and to have covenanted not to sue CBV on any claims related to failure to perform and the failure to complete reasonable and customary wind-down CRO Services.

5.9

In addition to termination of this Agreement under Sections 5.1-5.3, at any time CRO Services under all Work Orders have been completed and there is no request for CRO Services pending, either Party may terminate this Agreement by giving written notice of termination to the other Party.

5.10

Upon early termination or expiration of a Work Order, CBV may, upon Cordex’s request, return all files and other materials in its possession related to such Work Order to Cordex at Cordex’s expense.

6.

Location of CRO Services.  The CRO Services shall be performed at CRL’s facilities or at such other places as are mutually agreed upon by CBV and Cordex.

7.

Confidential Information.

7.1

For purposes of this Section, the Party disclosing Confidential Information is known as “Disclosing Party” and the Party receiving information is known as “Receiving Party.”

7.2

"Confidential Information" of the Disclosing Party is defined as all non-public disclosures by the Disclosing Party or its Affiliates, whether written or verbal, including, but not limited to, Disclosing Party’s business plans, financial data, proprietary software, technology under development, and marketing information, and any information, software, or other materials created by Receiving Party using, reflecting or including any part of the Confidential Information.  Disclosing Party shall mark all tangible embodiments of Confidential Information as such prior to providing it to Receiving Party  Confidential Information does not include information that, as evidenced by Receiving Party’s written records: (a) is in the public domain when Disclosing Party discloses it to Receiving Party; (b) enters the public domain after Disclosing Party’s disclosure to Receiving Party and without any fault of Receiving Party; (c) was known to Receiving Party prior to the disclosure by Disclosing Party, free of any obligation of confidence; (d) is independently developed by Receiving Party without reference to the Confidential Information; or (e) is communicated by a third party to Receiving Party free of any obligation of confidence.

7.3

Receiving Party shall neither use nor reproduce Disclosing Party’s Confidential Information except as necessary for the purpose of performing its obligations under this Agreement.  Upon completion of the obligations under this Agreement that use the Confidential Information, or upon termination of this Agreement, Receiving Party shall, when requested by Disclosing Party in writing, promptly return to Disclosing Party all of the Confidential Information provided by Disclosing Party, except that Receiving Party may retain one (1) copy for recordkeeping purposes.

7.4

Receiving Party shall not disclose, without the prior written consent of Disclosing Party, any of Disclosing Party’s Confidential Information to any third party other than Receiving Party’s, and its Affiliates’, directors, officers, employees, agents and consultants, hospital or institution authorities, Institutional Review Board members, clinical investigators, and others who must be involved in fulfilling Receiving Party’s obligations under this Agreement and who, in each case, (a) need to know such information for the purposes of performing such obligations and (b) are bound by obligations of confidentiality and non-use at least as restrictive as those set forth herein.  Receiving Party shall take commercially reasonable steps to prevent the disclosure or use of any such Confidential Information by Receiving Party’s, and its Affiliates’, directors, officers, employees, agents or consultants except as provided in this Agreement.

7.5

If any Disclosing Party Confidential Information is required to be disclosed by Receiving Party to any government or regulatory authority or court entitled by law to disclosure of the same, Receiving Party shall promptly notify Disclosing Party thereof, and Receiving Party shall cooperate with Disclosing Party so as to enable Disclosing Party  to: (a) seek an appropriate protective order; (b) make the confidential nature of the Confidential Information known to such governmental or regulatory authority or court; and (c) make any applicable claim of confidentiality in respect of the Confidential Information.

7.6

For purposes of this Agreement, the Parties hereby acknowledge and agree that, subject to the exceptions set forth in Section 7.1, this Agreement shall be considered Cordex’s Confidential Information; provided, however, that either Party may disclose the terms of this Agreement to advisors, investors and others on a need-to-know basis under circumstances that reasonably ensure the confidentiality thereof.

7.7

Receiving Party’s obligations under this Section 7 shall terminate with respect to any Confidential Information of Disclosing Party five (5) years after the date of disclosure.

7.8

If the obligations under this Section are breached by either party the parties agree that the nonbreaching party shall be entitled to injunctive relief without the obligation of posting a bond.

8.

Protected Health Information.  The Parties recognize that the Federal Health Insurance Portability and Accountability Act of 1996 and implementing regulations (“HIPAA”) require written confidentiality agreements to protect the privacy and security of protected health information (as defined under HIPAA) that may be acquired in the course of performing this Agreement.  The parties agree to comply with HIPAA and other applicable laws and governmental regulations governing protected health information.

9.

Ownership.

 9.1

Cordex shall own exclusively all right, title, and interest in and to and have no obligation or accounting to CBV with respect to, all data, information, improvements, enhancements, modifications, discoveries, inventions, printed materials, and other works, products, and deliverables that Cordex provides to CBV hereunder; as well as all right, title, and interest in and to all work products performed pursuant to this Agreement including data, databases, designs, drawings, flow charts, records, reports, works, products, information, improvements, enhancements, modifications, discoveries or inventions that result, or are generated, from the CRO Services rendered by CBV to Cordex hereunder which shall be deemed works made for hire as defined by the U.S, Copyright Act, Title 17, U.S.C. 101.(collectively, the “Materials”).  Except as set forth in Section 9.2, CBV hereby assigns to Cordex all of its copyright, trade secret, trademark, patent, and other propriety right in such Materials and waives any and all right, title and interest to all Materials.  CBV shall, at Cordex’s request and expense, assist Cordex or its nominees to obtain United States and foreign copyright registrations, trademarks, patents, and other legal protection for the Materials.  At Cordex’s request and expense CBV shall also execute all papers and give all facts known to it that are necessary to secure such United States or foreign copyright registrations, trademarks, patents, or other legal protection for the Materials and to transfer to Cordex all right, title, and interest in and to the Materials.

9.2

Notwithstanding the foregoing, Cordex acknowledges that within the scope of CBV’s and CRL’s business practices, CBV and CRL possesses certain inventions, processes, know-how, trade secrets, improvements, other intellectual properties and assets, including forms, templates, analytical methods, procedures and techniques, computer technical expertise and software, independently developed or otherwise owned by CBV that are not related specifically and directly to the Materials.  In addition, during the course of performing or incidental to the CRO Services CBV and CRL may develop forms, templates, analytical methods, procedures and techniques, functions, computer code, database structures and other property that are not specific to the general functionality of the deliverables (collectively, “CBV  Proprietary Rights”).  Cordex and CBV agree that any of CBV’s Proprietary Rights which are used, improved or modified by CBV under or during the term of this Agreement shall be deemed CBV Proprietary Rights. Cordex hereby assigns to CBV all of its copyright, trade secret, trademark, patent, and other rights in such CBV Proprietary Rights.

10.

Representations and Warranties.

10.1

CBV represents and warrants that CRL has the experience, capability, personnel and resources necessary to perform CRO Services under this Agreement in a commercially reasonable manner.  CBV shall be deemed to make this representation and warranty each time it executes a Work Order Request.

10.2

Cordex represents and warrants that it has the ability to comply with and perform all financial obligations under this Agreement. Cordex shall be deemed to make this representation and warranty each time it executes a Work Order Request.

10.3

Each Party represents and warrants that (a) it has the corporate power and authority to enter into and perform its obligations under this Agreement and any Work Order; and (b) entering into and performing this Agreement and any Work Order will not conflict with or result in a violation of any of the terms or provisions, or constitute a default under any of its organizational documents, any mortgage, indenture, lease, contract or other agreement or instrument binding upon it or by which any of its properties are bound, or any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to it or its properties. Each Party shall be deemed to make this representation and warranty upon entering into this Agreement and each time it executes a Work Order Request.

11.

Cato Research Personnel.

11.1

CBV is responsible for all aspects of the labor relations of the personnel undertaking the CRO Services including, but not limited to, wages, benefits, discipline, hiring, firing, promotions, pay raises, overtime, and job assignments.  Cordex shall have no power or authority in these areas other than a right to veto personnel assigned to service it; provided however Cordex shall work with CBV to amend any Work Order impacted by such required change of personnel to address reasonably changes resulting from the change in personnel as a result of the Cordex veto.  CBV shall ensure the payment of all contributions and taxes imposed by any federal or state governmental authority with respect to or measured by wages, salaries, or other compensation paid to persons employed to undertake the CRO Services.

11.2

Cordex understands that the performance of CRO Services requires special skills, training and experience. Cordex further understands that CRL has expended considerable sums to train its personnel to perform the CRO Services requested by Cordex from time to time under this Agreement, and CRL will give Cordex access to experienced and highly skilled practitioners. When CRL loses a member of its personnel, it incurs significant expenses in hiring and training his or her replacement.  Accordingly, during the term of this Agreement and for a period of one (1) year after the termination or expiration of this Agreement, Cordex agrees that it will not hire as an employee or independent contractor any member of CRL’s personnel that has participated in the performance of CRO Services under this Agreement without CRL’s written permission and payment of a fee.  Cordex will pay CRL a fee equal to the hired person’s annual salary in effect at the time of the violation to reimburse the estimated costs of hiring and training replacement personnel.  Such fee shall be paid to CRL in cash no later than thirty (30) days after the date on which such employee begins employment or contractual work with Cordex.  CRL is a third party beneficiary of this obligation by Cordex.

12.

Indemnification.

12.1

Cordex shall indemnify, defend and hold harmless CBV and its Affiliates, and the directors, officers, employees and agents of CBV and its Affiliates (each a "CBV Indemnified Party"), from and against all liability, loss, costs, claims, damages, expenses, judgments, awards, and settlements, including, without limitation, actual attorneys' fees or expenses charged by counsel of the Indemnified Party's choosing (whether or not these are covered by insurance), whether in tort or in contract, law or equity, that a CBV Indemnified Party may incur by reason of or arising out of any claim made or response in any legal proceeding directly or indirectly resulting from or related to (a) CBV’s CRO Services, including deliverables, under this Agreement; (b) infringement of, or related to, any intellectual property or proprietary rights of a third party in relation to Cordex’s Products, programs, procedures, materials, data, or other information used by or on behalf of, or furnished by or on behalf of, Cordex in connection with this Agreement or  CBV's CRO Services under this Agreement; (c) material breach of this Agreement by Cordex or any other person for whose actions Cordex is liable under applicable law; (d) the negligence, intentional misconduct or intentional omission of Cordex or any employee, contractor, agent or representative of Cordex; and (e) any request for deposition, documents, or other information legally compelled, including, without limitation, by subpoena or by agreement made in lieu of subpoena, in connection with Cordex's litigation, arbitration or other proceeding with any third party; provided, however, that this indemnification shall not extend to any claims arising solely out of a (i) breach of this Agreement by CBV or any person for whose actions CBV is liable under applicable law or other governmental requirement; (ii) the violation by CBV, its directors, officers, employees or agents, of applicable law or other governmental requirements; or (iii) the  negligence, intentional misconduct or intentional omission of CVB or its directors, officers, employees, contractors, agents or representatives.

12.2

CBV shall indemnify, defend and hold harmless Cordex, its Affiliates, and the directors, officers, employees and agents of Cordex and its Affiliates (each a "Cordex Indemnified Party") from and against all liability, loss, costs, claims, damages, expenses, judgments, awards, and settlements, including, without limitation, actual attorneys' fees and expenses (whether or not covered by insurance), whether in tort or in contract, law or equity, that a Cordex Indemnified Party may reasonably incur by reason of or arising out of any claim made by a third party resulting from or related to (a) the negligence, intentional misconduct or intentional omission of CBV or any employee, contractor, agent or  representative of CBV; (b) the material breach of this Agreement by CBV or any other person for whose actions CBV is liable under applicable law; or (c) the violation by CBV, its directors, officers, employees or agents, of applicable law or other governmental requirement; (d) infringement of, or related to, any intellectual property or proprietary rights of a third party in relation to CBV Proprietary Rights used by or on behalf of CBV in connection with this Agreement of the CRO Services; (e) any request for deposition, documents, or other information legally compelled, including, without limitation, by subpoena or by agreement made in lieu of subpoena, in connection with CBV’s litigation, arbitration or other proceeding with any third provided, however, that this indemnification shall not extend to any claims arising out of: (i) breach of this Agreement by Cordex or any other person for whose actions Cordex is liable under applicable law; (ii) the violation by Cordex, its directors, officers, employees or agents, of applicable law or other governmental requirement; or (iii) the negligence, intentional misconduct or intentional omission of Cordex or its directors, officers, employees, contractors, agents or representatives.   Notwithstanding the foregoing, the Parties hereby acknowledge and agree that CBV shall not be liable for, and this Section 12.2 shall not require CBV to provide indemnification with respect to, the actions or omissions of any third party whom CBV hires at Cordex’s request to provide services hereunder.

13.

Insurance.

13.1

Cordex shall maintain in full force and effect, at no cost to CBV, its Affiliates, and their respective officers, directors and employees (collectively, “CBV Insureds”), customary insurance coverage for all Cordex Products and clinical trials or other projects related to CRO Services, including, without limitation, products liability, general liability, and related insurance coverage with policy limits in an amount Cordex’s senior management reasonably determines to be sufficient to support Cordex’s indemnification obligations hereunder.  Notwithstanding the foregoing, no insurance needs to be in place to cover personal injury or death arising from a clinical trial until immediately prior to administrations of the first drug dose to the first patient in such trial; and such clinical trial insurance shall continue for the duration of the trial and a period of not less than four (4) years after conclusion of the trial.

13.2

Cordex’s insurance policy(ies) shall name the CBV Insureds as additional named insureds (acceptable in form and content to CBV) and shall  indicate that the policy will not be canceled or changed until thirty (30) days after written notice of such cancellation or change is delivered to CBV. At CBV’s request, Cordex shall provide CBV with an additional insured certificate from Cordex’s insurance carrier.

14.

Limitation of Liability.  Except as set forth in this Agreement, CBV makes no warranty, either express or implied, including the warranties of merchantability, fitness for a particular purpose, title and non-infringement as to any matter, including, but not limited to, the CRO Services, results of CRO Services, deliverables, reports, analyses, documents, memoranda, or other matter produced or provided under this Agreement Cordex agrees that, regardless of the form of any claim, Cordex’s sole remedy and CBV’s sole obligation with respect to any claims made related to or arising out of this Agreement shall be governed by this Agreement and, in all cases, Cordex’s remedies shall be limited to, at  CBV’s option, correction of the non-conforming CRO Services or reimbursement of payments (excluding payments for Expenses) made by Cordex to CBV for such non-conforming CRO Services under the applicable Work Order during the  six (6)  month period immediately preceding the event for which the claim is made.  It is expressly agreed that in no event shall CBV or anyone else who has been involved in the performance of this Agreement on behalf of CBV be liable for any indirect, consequential, incidental, special, punitive, or exemplary damages arising from any legal theory, even if such person had been apprised of the likelihood of such damages occurring; provided that this shall not limit CBV’s obligations under Section 12 hereof.

15.

Investigator Funds.

15.1

CBV or its Affiliates may, at Cordex’s request, disburse payments to investigators conducting a clinical study (each, an “Investigator”) for which CRO Services are being provided to Cordex.  Disbursements of all such payments (each, an “Investigator Fee”) shall be made in accordance with the provisions of the agreement between Cordex and the Investigator (each, an “Investigator Agreement”).  CBV agrees that it will not unreasonably withhold any Investigator Fee and it will not impose additional restrictions on the terms of payment for the Investigator Fee set forth in the Investigator Agreement.

15.2

Cordex shall provide CBV with the funds to pay each Investigator Fee prior to the date on which CBV is scheduled to disburse such Investigator Fee.  If Cordex does not provide the funds to CBV, then CBV will not disburse such Investigator Fee until it receives the funds from Cordex. In such event, Cordex shall be deemed to have released CBV from all legal liability and to have covenanted not to sue CBV on any claims related to failure to disburse the Investigator Fee.

15.3

If Cordex provides CBV with funds in excess of the total Investigator Fees disbursed by CBV, then CBV shall prepare and send a reconciliation of such funds to Cordex within ninety (90) days after the early termination or expiration of the Work Order under which CBV was disbursing such Investigator Fees and, upon Cordex’s approval of the reconciliation, CBV shall return all excess funds to Cordex.

16.

Regulatory Audits.  CBV will, on no less than two (2) weeks’ notice, during regular business hours, permit a regulatory auditor qualified by education, training, and experience, and who is reasonably acceptable to CBV, to have access to CBV’s records pertaining to the CRO Services provided pursuant to this Agreement for the purpose of auditing and verifying such CRO Services.  The auditor shall report to Cordex only those facts and conclusions from the audit that are directly related to Cordex’s interests.  Cordex shall bear the cost of any audit and Cordex shall, in addition to any other payment obligations under this Agreement, pay CBV on a time and materials basis at its current rates for the CBV personnel assigned to supervise such audit and any other CBV personnel who are required to participate in such audit.  CBV shall reimburse Cordex for the reasonably-incurred cost of any such audit if the auditor reasonably determines there are significant and material problems with the maintenance of records required for the CRO Services being rendered and for which regulatory record-keeping is required.  All information obtained from an audit shall be Confidential Information except as otherwise set forth in Section 7.2, above.

17.

Force Majeure; Other Delays.

17.1

In the event either party shall be delayed in, hindered in, or prevented from the performance of any act required under this Agreement by reason of strike, lockout, labor problems, restrictions of government, judicial orders or decrees, riots, insurrection, terrorism, war, acts of God, inclement weather, or other causes that are beyond the reasonable control of such party, then performance of such act shall be excused until the cause is remedied; however such performance shall not be excused for more than a period of six months.  If such force majeure extends for more than six months, either party may terminate this Agreement without further obligation to the other party, provided however that the payment obligation set forth in Section 5.6 shall not be applicable.  The delayed party shall use commercially reasonable efforts to resume performance as soon as possible.  Notwithstanding the foregoing, this Section 17.1 shall not apply to any shall not apply to or excuse any failure to make payments when due.

17.2

CBV will not be liable to Cordex nor be deemed to have breached this Agreement for errors, delays or other consequences arising from the  failure of Cordex or any third party not under CBV’s direct control to provide documents, materials or information in a timely manner or to otherwise cooperate in order for CBV to perform its obligations, and any such failure by Cordex or any third party not under CBV’s direct control shall automatically extend any timelines affected by such failure to provide documents, materials, information or cooperation by the period of the delay, unless Cordex agrees in writing to pay any additional costs that would be required to meet the original timeline.  If Cordex or any third party providing services to Cordex delays or suspends a project hereunder then, at CBV’s election, either (a) Cordex will pay the standard daily rate of the personnel assigned to the project, based on the percentage of their time allocated to the project, for the period of the delay, in order to keep the then-current team members; or (b) CBV may re-allocate such personnel at its discretion, and Cordex will pay the costs of retraining or reallocating new personnel.  In addition, Cordex will reimburse CBV for: (a) all non-cancelable costs and Expenses incurred due to the delay, provided that CBV shall use reasonable commercial efforts to minimize such costs; and (b) all timelines will automatically be adjusted to reflect additional time required due to the delay.

18.

Independent Contractor. CBV shall perform CRO Services as an independent contractor.  Neither Party has authority to make any statement, representation, or commitment of any kind nor is to take any action binding on the other Party without the other Party’s prior written consent.

19.

Use of Cordex’s Name. Cordex agrees that upon its preapproval in writing CBV or CRL may use Cordex’s name as a reference for prospective clients or in literature relating to CBV’s capabilities, provided that such use does not violate Section 7 above.

20.

Notification. Any notices given hereunder shall be in writing and shall be deemed to have been given on the earlier of personal receipt by an authorized representative of the Party, or receipt at the Party’s notice address.  Notice may be given by any reliable means including, without limitation, by mail, overnight courier, facsimile, electronic mail, or personal delivery.  All notices shall be sent to a Party at its address set forth on the signature page of this Agreement, or to such other address as is given by notice to the other Party.

21.

Waiver.  No waiver of any right or remedy with respect to any occurrence or event shall be valid unless it is in writing and executed by the waiving Party.  No such valid waiver shall be deemed a waiver of such right or remedy with respect to such occurrence or event on a continuing basis or in the future unless the waiver states that it is intended to apply continuously or to future events.  A waiver shall not excuse a subsequent breach of the same term, unless the waiver so states.

22.

Severability.  If any provisions of this Agreement are determined to be invalid or unenforceable, those provisions shall be reformed to the extent necessary to comply with law and the parties’ intent, or struck if necessary, and the validity and effect of the other provisions of this Agreement shall not be affected.

23.

Governing Law.  This Agreement shall be governed by, construed and interpreted in accordance with the laws of the State of North Carolina. No conflict-of-laws provision shall be invoked to permit application of the laws of any other jurisdiction.

24.

Dispute Resolution.  Any controversy, claim or dispute arising out of, in connection with or relating to this Agreement shall be resolved by binding arbitration pursuant to Exhibit A, with the arbitrator following the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) (the “Rules”) in effect as of the day the arbitration demand is made.  It is the intention of the Parties to resolve any such controversy, claim or dispute by private arbitration without submitting the matter to the AAA.  In the event of any inconsistency between the Rules and Exhibit A, Exhibit A shall control. Notwithstanding the foregoing, if damages for a breach are not likely to be an adequate remedy, then either Party may bring an injunction proceeding before a court of equity in a judicial district that includes Durham County, North Carolina.  The Parties hereby consent to the jurisdiction of such court.

25.

Legal Review.  It is acknowledged that this Agreement was initially prepared by CRO.  Both parties, however, have had an opportunity for legal review of all terms.  The parties therefore agree that in interpreting any issues which may arise to any rules of construction related to who prepared the Agreement or any modifications thereof shall be inapplicable, each party having contributed or having had the opportunity to contribute to clarify any issue.

26.

Survival. The representations and warranties of the Parties in Section 10 shall survive the events to which they relate and survive the expiration or earlier termination of this Agreement and the rights and obligations of the Parties set forth in Sections 4, 5, 7, 8, 9, 11, 12, 13, 14, 19, 23, 24, 26 and 27 shall survive expiration or earlier termination of this Agreement.

26.

Cordex Obligations.  Cordex shall undertake the following obligations with respect to the performance of this Agreement, in addition to any other obligations outlined in the applicable Work Order, and failure to perform such obligations shall constitute a material breach of this Agreement.

(a)

Cordex shall use commercially reasonable efforts to deliver all information and materials required for CBV’s performance of CRO Services in accordance with mutually agreed upon timelines.

(b)

Cordex shall immediately apprise CBV of any safety concerns or serious adverse events related to a Product that is the subject of the CRO Services.

(c)

Cordex shall use commercially reasonable efforts to not take any actions or participate in any activities that are intended to or can be reasonably expected to disrupt or interfere with CBV’s obligations under this Agreement.

27.        Assignment.  This Agreement may not be assigned by either Party without the prior written consent of the other Party, which shall not be unreasonably withheld; provided, however, that either Party may assign this Agreement in connection with a merger or the sale of all or substantially all of the assigning Party’s assets or stock on the condition that such assignment shall be solely to the acquirer or purchaser of the assigning Party and such acquirer or purchaser must assume the assigning Party’s obligations under this Agreement.  Notwithstanding the foregoing, CBV may arrange for its Affiliates to perform CRO Services under this Agreement, with the understanding that CBV will remain legally responsible for such CRO Services.

28.

Freedom to Contract. Except with respect to CRO Services for which Cordex specifically hires CBV to perform under this Agreement, (a) Cordex is not required to use CBV or CRL for any specific work; (b) Cordex is free to retain others to perform the same or similar CRO Services as offered by CBV; (c) CBV is not required to provide any CRO Services to Cordex; and (d) CBV is free to provide CRO Services to other clients that are similar to CRO Services provided to Cordex.

29.

Entire Agreement. Exhibits to this Agreement and Work Orders are incorporated into and made a part of this Agreement. This Agreement, including the incorporated Exhibits and Work Orders, constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes all prior agreements, whether written or oral, relating to the subject matter hereof.; provided however, that all confidentiality, nonuse and nondisclosure agreements shall remain in effect.  Except as otherwise authorized herein, changes, modifications, and amendments shall be valid only if made in writing and signed by both Parties. To be effective, any agreement between the Parties purporting to amend a term of this Agreement, including without limitation any Work Order, must specifically identify that term’s

Section number and state the Parties’ specific intent to amend that term. CBV’s entry into this Agreement is expressly made conditional on Cordex’s agreement to the terms set forth herein, not those in any purchase order, confirmation, or similar form, and Cordex agrees that any additional or different terms in any such form, now or in the future, are void even if the form indicates that it shall control.

30.

Execution of Agreement. This Agreement shall be void if it is not signed and returned to CBV within thirty (30) days after the date written above. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

31.

Facsimile Signatures.  Facsimile signatures shall be accepted as originals for the purposes of this Agreement and any and all Work Orders executed hereunder.

The Parties have executed this Agreement as of the date first written above.

Cato BioVentures:		Cordex Pharma, Inc:
4364 South Alston Avenue		470 Nautilus Street, Suite 300
Durham, North Carolina 27713-2280		La Jolla, CA 92037

By:	/s/ DANIEL CATO	By:	/s/ JAMES S. KUO
Name:	Daniel Cato	Name:	James S. Kuo, M.D., M.B.A.
Title:	Assistant Secretary	Title:	Chairman and Chief Executive Officer